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                                                                      EXHIBIT 13

November 18, 2004

Andrew Whittaker
Executive Vice President
Jefferies & Company, Inc.
11100 Santa Monica Boulevard
10th Floor
Los Angeles, California 90025

Dear Andrew:

            On the terms set forth in the Master Securities Loan Agreement dated as of November 18, 2004 (the "Loan Agreement"), between the undersigned and Jefferies & Company, Inc. ("Jefferies"), and for other good and valuable consideration, the receipt of which is hereby acknowledged, notwithstanding any other agreement, the undersigned has agreed to lend or re-lend, in case the loan is terminated, to Jefferies 3,472,875 shares (as such number of shares may be reduced based upon assignments permitted by the last paragraph hereof, the "Borrowed Shares") of common stock of Vector Group Ltd., a Delaware corporation ("Vector"), owned beneficially and of record by the undersigned. The undersigned hereby agrees not to dispose of or encumber or otherwise impair in any fashion at any time, the availability of such Borrowed Shares during the Availability Period. The "Availability Period" shall mean (i) the period commencing on the date hereof and ending on the date that is thirty (30) months after the date hereof and (ii) from the date that is thirty (30) months after the date hereof and continuing until November 15, 2011, any period during which Bennett S. LeBow ("Mr. LeBow") and the LeBow Persons are, either individually or collectively, "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Vector. The undersigned also will use commercially reasonable efforts to cooperate with Vector to assure that the Form S-3 registration statement relating to the Borrowed Shares is available and effective for the loan of the Borrowed Shares during the Availability Period. "LeBow Persons" means any member of the immediate family of Mr. LeBow and any "person" or "group" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is controlled by Bennett S. LeBow or his immediate family or any trust or partnership controlled by any of the foregoing.

            Notwithstanding any of the covenants or agreements set forth herein, in no event shall any such covenants or agreements: (1) prohibit the undersigned from selling or otherwise disposing of any or all of the Borrowed Shares in a "Change of Control Transaction" (as such term is defined herein) or (2) affect or be deemed to affect the rights and obligations of Mr. LeBow as a director or officer of Vector (including relating to any Board of Director vote), or the right of the undersigned or any affiliate thereof to vote any shares of common stock of Vector

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owned thereby, in favor of any Change of Control Transaction (provided that if any affiliate of the undersigned acquires the Borrowed Shares pursuant to a transaction described in the first bullet point below, such affiliate shall assume the obligations hereunder) or on any other matter in the sole discretion of the undersigned or any such affiliate, provided, however, that the rights of the undersigned or any affiliate thereof set forth in this sentence do not alter the undersigned's or any such affiliate's obligation to loan to Jefferies, and not to dispose of, any new or different security exchanged for the Borrowed Shares in connection with a recapitalization, merger, consolidation, stock purchase or other corporate action. For purposes of this letter, a "Change of Control Transaction" means:

      - the acquisition by any "person" or group under Section 13(d)(3) of the Exchange Act (collectively, "Person") unaffiliated with Mr. LeBow or any LeBow Person of beneficial ownership, directly or indirectly, through a purchase, merger, or other acquisition transaction or series of transactions, of shares of Vector's capital stock entitling such Person to exercise more than 50% of the total voting power of all shares of Vector's capital stock entitling the holders thereof to vote generally in elections of directors, or

      - any consolidation of Vector with, or merger of Vector into, any other Person, any merger of another Person into Vector, or any sale or transfer of all or substantially all of Vector's assets to another Person, other than a merger or sale of assets that (x) is effected solely to change Vector's jurisdiction of incorporation and results in a reclassification, conversion, or exchange of outstanding shares of common stock solely into shares of common stock, or (y) does not have the result that Vector's shareholders immediately before such transaction beneficially own, directly or indirectly, immediately following such transaction, less than 50% of the combined total voting power of all shares of capital stock of the Person resulting from such transaction entitling the holders thereof to vote generally in elections of directors.

      This Letter and the Loan Agreement shall terminate in the event that: (i) Vector has redeemed all of Vector's issued and outstanding 5% Variable Interest Senior Convertible Notes due 2011 (the "Notes") in accordance with the terms of the indenture governing the Notes, or (ii) all of the issued and outstanding Notes have been converted by the holders thereof into common stock of Vector in accordance with the terms of the indenture governing the Notes.

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      The undersigned may assign to Howard Lorber, pursuant to identical terms and conditions as set forth in this letter, some or all of the undersigned's obligation to lend the Borrowed Shares provided that the total number of shares subject to this letter agreement and the total number of shares subject to the Howard Lorber letter agreement (pursuant to the contemplated assignment) shall at all times equal 3,472,875 and that all such shares are subject to an effective Registration Statement on Form S-3 relating to the loan of such shares during the Availability Period.

                               LEBOW GAMMA LIMITED PARTNERSHIP

                               By: LeBow Gamma Inc., Its General Partner

                               By: /s/ Bennett S. LeBow
                                   --------------------------------------------
                                   Name: Bennett S. LeBow
                                   Title: President and Chief Executive Officer

                               /s/ Bennett S. LeBow
                               -------------------------------------------------
                                     Bennett S. LeBow

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